Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-4 of our report dated March 27, 2025, which includes an explanatory paragraph as to the Chenghe Acquisition II Co.’s ability to continue as a going concern, relating to the financial statements of Chenghe Acquisition II Co. as of December 31, 2024 and for the period from January 15, 2024 (inception) to December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

March 28, 2025

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